Exhibit 99.1
     The following unaudited pro forma condensed consolidated statement of operations presented below illustrate the results of operations of the Company as if the acquisition of TV Guide Network on February 28, 2009 had occurred at April 1, 2008 as described and presented in Note 13 and also presents the pro forma adjustments and results of operations as if the sale of the Company’s interest in TV Guide Network as described above occurred at April 1, 2008:

	Year ended March 31, 2009
	Pro Forma
	Reflecting the			Pro Forma
	February 28, 2009			Reflecting the
	Acquisition of	Pro Forma		May 28, 2009
	TV Guide Network	Adjustments		Disposition of 49%
	(See Note 13)	for Disposition		of TV Guide Network
	(Amounts in thousands, except per share amounts)
Revenues	$1,591,312	$—		$1,591,312
Expenses:
Direct operating	829,165			829,165
Distribution and marketing	684,250			684,250
General and administration	183,045			183,045
Depreciation and amortization	24,686			24,686

Total expenses	1,721,146	—		1,721,146

Operating loss	(129,834)	—		(129,834)

Other expenses (income):
Interest expense	35,648	4,395	(a)	40,043
Interest and other income	(5,785)			(5,785)
Gain on sale of equity securities	—			—
Gain on extinguishment of debt	(3,549)			(3,549)

Total other expenses, net	26,314	4,395		30,709

Loss before equity interests and income taxes	(156,148)	(4,395)		(160,543)
Equity interests loss	(9,044)	—		(9,044)
Minority interests	—	2,952	(b)	2,952

Loss before income taxes	(165,192)	(1,444)		(166,636)
Income tax benefit	(3,136)	(61	) (c)	(3,197)

Net loss	$(162,056)	$(1,383)		$(163,439)

Basic Net Income (Loss) Per Common Share	$(1.39)	$—		$(1.40)

Diluted Net Income (Loss) Per Common Share	$(1.39)	$—		$(1.40)

Weighted average number of common shares outstanding:
Basic	116,795	—		116,795
Diluted	116,795	—		116,795
Pro forma adjustments to the condensed combined Statements of Operation for the year ended March 31, 2009

(a)	To reflect interest expense as a result of issuing $123 million of mandatorily redeemable preferred shares issued to OEP	$12,300
	To reduce pro forma interest expense resulting from the acquisition of TV Guide Network to reflect the receipt of $123 million	(7,905)

		$4,395

(b)	To reflect a 49% minority interest of TV Guide Network’s net loss for the year ended March 31, 2009.	$(6,024)
		49%

		$(2,952)

(c)	To remove 49% (minority interest portion) of the pro forma tax benefit reflecting the acquisition of TV Guide Network	$(61)

     The following unaudited pro forma condensed consolidated balance sheet presented below illustrates the combined balance sheet of the Company as if the sale of the Company’s interest in TV Guide Network as described above occurred at March 31, 2009:

				Pro Forma
		Pro Forma		Reflecting the
		Adjustments		May 28, 2009
	March 31,	for Disposition		Disposition of 49%
	2009	(Notes 1 & 2)		of TV Guide Network
	(Amounts in thousands,
	except share amounts)
ASSETS
Cash and cash equivalents	$138,475	$123,000	(d)	$261,475
Restricted cash	10,056			10,056
Restricted investments	6,987			6,987
Accounts receivable, net of reserve for returns and allowances of $98,947 (March 31, 2008 — $95,515) and provision for doubtful accounts of $9,847 (March 31, 2008 — $5,978)	227,010			227,010
Investment in films and television programs, net	702,767			702,767
Property and equipment, net	42,415			42,415
Finite-lived intangible assets, net	78,904			78,904
Goodwill	379,402			379,402
Other assets	81,554			81,554

Total Assets	$1,667,570	$123,000		$1,790,570

LIABILITIES

Bank loans	$255,000	$—		$255,000
Accounts payable and accrued liabilities	270,561			270,561
Participations and residuals	371,857			371,857
Film and production obligations	304,525			304,525
Subordinated notes and other financing obligations	331,716			331,716
Deferred revenue	142,093			142,093
Manditorily redeemable preferred stock	—	123,000	(e)	123,000

Total Liabilities	1,675,752	123,000		1,798,752

Commitments and contingencies

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Common shares, no par value, 500,000,000 shares authorized, 116,950,512 and 121,081,311 shares issued at March 31, 2009 and March 31, 2008, respectively	390,295			390,295
Series B preferred shares (nil and 10 shares issued and outstanding at March 31, 2009 and March 31, 2008, respectively)	—			—
Accumulated deficit	(386,599)			(386,599)
Accumulated other comprehensive income (loss)	(11,878)			(11,878)

Total Shareholders’ Equity (Deficiency)	(8,182)	—		(8,182)

	$1,667,570	$123,000		$1,790,570

	Pro forma adjustments to the condensed combined Balance Sheet as of March 31, 2009:
(d)	To reflect receipt of $123 million for manditorily redeemable preferred shares of TV Guide Network from OEP	$123,000

(e)	To reflect issuance of $123 million of mandatorily redeemable preferred shares of TV Guide Network to OEP	$(123,000)